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                                                                    EXHIBIT 99.2
NEWS
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                        PHYSICIANS RESOURCE GROUP, INC.
                        FILES FOR REORGANIZATION UNDER
                       CHAPTER 11 OF THE BANKRUPTCY CODE


DALLAS (February 1, 2000) - The Physicians Resource Group, Inc., ("PRG" or the "Company") today announced that it filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the federal bankruptcy court in Dallas, Texas. Since December 1998, PRG has been in discussions with Resurgence Asset Management, L.L.C. ("Resurgence"), which owns or manages in excess of $92 million principal amount of the $125 million principal amount of the Company's 6% Convertible Subordinated Debentures due 2001 (the "Debentures"). The Company elected not to pay interest on the Debentures that was due June 1 and December 1, 1999 and, as of the filing date, the Debentures are in default. The Company expects to finalize and implement a consensual restructuring agreement with Resurgence.

        Since January 1, 1999, the Company's focus has been (i) the sale of medical practice assets and certain interests in surgery centers to the Company's affiliated practices ("Physician Buyouts") and (ii) the sale by the Company of certain interests in surgery centers to an unrelated third party.

        The Company has been successful in completing Physician Buyouts of over 45 medical practices and certain interests in over 20 ambulatory surgery centers related to those practices. In connection with these Physician Buyouts, all litigation and other disputes with the affiliated medical practices and surgery centers were resolved, approximately $17 million in the principal amount of notes payable by the Company to the physicians or affiliated medical practices were canceled and the management services agreements between the Company and the affiliated medical practices were terminated. These Physician Buyouts and other sales generated approximately $60 million in cash, allowing the Company to retire approximately $9.5 million in bank indebtedness, as well as a $3.75 million, short-term loan the Company received from Resurgence. The Company intends to seek approval from the Bankruptcy Court to continue to pursue Physician Buyouts with the remaining affiliated medical practices using the methodology employed by the Company prior to the filing date.

        The Company also announced that it has entered into a definitive Acquisition Agreement with AmSurg Corp. ("AmSurg") related to the sale by the Company of its interest in eleven ambulatory surgery centers, with estimated sale proceeds of up to approximately $40,000,000 in cash. Additionally, as part of this agreement, AmSurg and PRG entered into a Management Agreement under which, effective January 1, 2000, AmSurg began managing the operations of 15 surgery centers affiliated with PRG, 11 of which are to be purchased pursuant to the terms of the Acquisition Agreement. The Acquisition Agreement also provides that AmSurg may purchase additional centers upon completion of satisfactory due diligence. The Acquisition Agreement and Management Agreement are subject to approval by the Bankruptcy Court. Although this and a



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Physicians Resource Group Files for Reorganization
Page 2
February 1, 2000

number of other conditions must be satisfied prior to the consummation of this transaction, the Company anticipates that closing could occur by May 2000.

        PRG has applied to the Bankruptcy Court to retain Andrews & Kurth, L.L.P. as its bankruptcy counsel.

        Finally, the Company announced that Lucius E. Burch, III and David Dulaney, M.D. have resigned as members of the Board of Directors of the Company, but have agreed to serve as senior advisers to the Board of Directors. David Meyer, M.D., Chairman of the Board, and John Shepherd, M.D. continue to serve as members of the Board of Directors. Michael Yeary has been named the Company's President/Chief Restructuring Officer.

        PRG is a provider of physician practice management services that provides management services to eye care practices and operates ambulatory surgery centers. Contact: Michael Yeary, President/Chief Restructuring Officer
(972) 892-7324.

        Certain statements in this news release consist of forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997. When used herein, the words "intends," "experts," "plans," "estimates," "projects," "believes," "anticipates" and similar expressions are intended to identify forward-looking statements.

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